Exhibit 3.2

[ Nevada State Seal ]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20140712411-73
	Ross Miller Ross Miller	Filing Date and Time 10/13/2014 12:04 PM
	Secretary of State State of Nevada	Entity Number C30042-1998
Certificate of Withdrawal of Certificate of Designation (Pursuant to NRS 78.1955(6))

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

MILWAUKEE IRON ARENA FOOTBALL INC.

2. Following Is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that, no shares of the Series A Convertible Prefen-ed Stock of the Corporation now being outstanding. the certificate of designations establishing said series, dated January 24, 2007. and filed with the Secretary of State of the State of Nevada on January 25. 2007, as amended and restated by an amended and restated certificate of designations, dated February 20. 2007, and filed with said Secretary of State on February 21, 2007, be, and it hereby is, withdrawn; and

FURTHER RESOLVED. that, no shares of the Series C Convertible Preferred Stock of the Corporation now being outstanding, the certificate of designations establishing said series, filed with the Secretary of State of the State of Nevada on September 5. 2014,be, and it hereby is, withdrawn.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X  /s/ RICHARD S. ASTROM
 Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation
Revised: 3-12-09